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

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                            -------------------------                                                          OMB APPROVAL
                                                                                                         -------------------------
                                                                                                         OMB Number:  3235-0058
                                                                                                         Expires:   January   31,
                                                                                                         2005  Average  estimated
                                                                                                         burden     hours     per
                                                                                                         response . . . 2.50
                                                                                                         -------------------------
                                                                                                             SEC FILE NUMBER
                                                                                                                  0-5940
                                                                                                         -------------------------
                                                                                                               CUSIP NUMBER
                                                                                                                880236203
                                                                                                         -------------------------

(Check One): [] Form 10-KSB  [] Form 20-F  [] Form 11-K  [X] Form 10-Q [] Form N-SAR
          For Period Ended: May 31, 2003
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
          For the Transition Period Ended: ------------------------------------


                              Read Instruction (on back page) Before Preparing Form. Please Print or Type.
          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Temtex Industries, Inc.
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Full Name of Registrant
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Former Name if Applicable

1190 W. Oleander Avenue
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Address of Principal Executive Office (Street and Number)

Perris, California 92571
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City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    [X]           (a)      The reasons described in reasonable detail in Part
                           III of this form could not be eliminated without unreasonable effort or expense;

    [X]           (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-K, Form 20-F, Form 11-K,
                           Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

    [ ]           (c)      The accountant's statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

       The Company is currently in bankruptcy reorganization and issues related to its current status have limited the Registrant's ability to allocate the required resources to the preparation of its periodic filing.

PART IV - OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification
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    Richard Anderson                                                  (909)                                 657-3711
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       (Name)                                                      (Area Code)                          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period ?Yes X No for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [X] Yes [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Temtex Industries, Inc.
                       -------------------------------------
                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                        July 14, 2003                                                 By:   /s/ Richard Anderson
                    ---------------------------------                                            --------------------------------
                                                                                                 Richard Anderson
                                                                                                 President


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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

        Intentional misstatements or omissions of fact constitute Federal
                   Criminal Violations (see 18 U.S.C. 1001).


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                              GENERAL INSTRUCTIONS
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1.   This form is  required by Rule  12b-25 (17 CFR  240.12b-25)  of the General
     Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this Chapter).


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